Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman and	Vice President of Investor Relations
	Chief Executive Officer	216-755-5500
	216-755-5500	mdawson@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS AN INCREASE OF 11.1%
IN FFO PER DILUTED SHARE FOR THE YEAR ENDED DECEMBER 31, 2007
CLEVELAND, OHIO, February 12, 2008 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant shopping centers, today reported operating results for the fourth quarter and year ended December 31, 2007.
•	Funds From Operations (“FFO”) per diluted share increased 11.1% to $3.79 and net income per diluted share increased 2.2% to $1.85 for the year ended December 31, 2007, as compared to the prior year. Excluding transactional activity relating to gains on sales of real estate, joint venture promoted income and other income aggregating $93.0 million and $81.1 million in 2007 and 2006, respectively. FFO per diluted share, as adjusted, increased over 13% as compared to the prior year.

•	FFO per diluted share was unchanged at $0.82 and net income per diluted share decreased 38.6% to $0.27 for the three-month period ended December 31, 2007, as compared to the prior year comparable period. Excluding transactional activity relating to gains on sales of real estate, joint venture promoted income and other income aggregating $6.1 million and $14.3 million for the three-month periods ended December 31, 2007 and 2006, respectively. FFO per diluted share, as adjusted, increased approximately 12% in 2007 as compared to the prior year comparable period.

•	Executed leases during the fourth quarter totaled approximately 2.2 million square feet, including 138 new leases and 265 renewals.

•	On a cash basis, base rental rates increased 32.5% on new leases, 6.3% on renewals and 10.5% overall.

•	Core portfolio leased percentage at December 31, 2007 was 96.0%.

•	Same store net operating income (“NOI”) for the quarter increased 2.5% and for the year increased 2.4% over the prior-year comparable period.
Scott Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, stated, “We are pleased to announce this quarter’s financial results, which reflect the strong performance of our portfolio and the ongoing health of our asset class. We have experienced various economic cycles in the past and have demonstrated the consistency and stability of our operating revenues. From a balance sheet perspective, we believe that we are appropriately positioned to maximize our cash flows and financial flexibility.”
Mr. Wolstein continued, “Although we are highly focused on the current uncertainty in the capital markets and economy, we are encouraged by the simple facts that consumers are still shopping, tenants are still opening new locations, and private capital is still investing in retail real estate. While we have consistently managed our balance sheet in a conservative fashion with appropriate amounts of equity and long-term debt, we also continually refine our investment and capital market strategies in anticipation of changes in capital market conditions.”
Financial Results:
Net income applicable to common shareholders was $32.2 million, or $0.27 per share (diluted and basic), for the three-month period ended December 31, 2007, as compared to $48.2 million, or $0.44 per share (diluted and basic), for the prior-year comparable period. The decrease in net income for the three-month period ended December 31, 2007, is primarily related to a $14.7 million reduction in gains on sales of real estate in 2007 as compared to 2006 and a decrease in lease termination fees of $5.5 million, offset by increases in same store net operating income and operating results from the merger with Inland Retail Real Estate Trust, Inc. (“IRRETI”).
For the three-month periods ended December 31, 2007 and 2006, FFO per share was $0.82 (diluted and basic). FFO applicable to common shareholders was $100.0 million for the three-month period ended December 31, 2007, as compared to $90.1 million for the three-month period ended December 31, 2006, an increase of 11.0%. The increase in FFO for the three-month period ended December 31, 2007, is primarily due to an increase in joint venture FFO and increases in same store net operating income and operating results from the merger with IRRETI, partially offset by a reduction in gains on sale of real estate and lease termination income.
Net income applicable to common shareholders was $225.1 million, or $1.85 per share (diluted) and $1.86 per share (basic), for the year ended December 31, 2007, as compared to $198.1 million, or $1.81 per share (diluted) and $1.82 per share (basic), for the previous year. The increase in net income for the year ended December 31, 2007, is primarily related to the merger with IRRETI, the release of certain valuation reserves, income earned from recently formed joint ventures and promoted income related to the sale of assets from joint ventures. These increases were partially offset by a non-cash charge relating to the redemption of preferred shares, certain merger integration costs and a charge relating to the departure of the Company’s former president.
For the year ended December 31, 2007, FFO per share was $3.79 (diluted) and $3.80 (basic) as compared to $3.41 (diluted) and $3.43 (basic) for the previous year, an increase of 11.1% on a diluted basis. FFO applicable to common shareholders was $465.0 million for the year ended December 31, 2007, as compared to $377.8 million for the year ended December 31, 2006, an increase of 23.1%.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:
The following results from the fourth quarter ended December 31, 2007, highlight continued strong leasing activity throughout the portfolio:
•	Executed 138 new leases aggregating 0.8 million square feet and 265 renewals aggregating 1.4 million square feet.

•	On a cash basis, rental rates on new leases increased 32.5% and rental rates on renewals increased 6.3%. Overall, rental rates for new leases and renewals increased 10.5%.

•	Total portfolio average annualized base rent per occupied square foot, excluding Brazil, as of December 31, 2007 was $12.33, as compared to $11.74 at December 31, 2006.

•	Core portfolio leased rate was 96.0% as of December 31, 2007 as compared to 96.2% at December 31, 2006.
The Company and its joint ventures (at 100%) estimate total annual recurring leasing capital expenditures to be approximately $25 million ($0.21 per square foot of owned GLA) in 2008.
Acquisitions:
In November 2007, through a 50% joint venture interest, the Company acquired a 207,000 square foot shopping center in San Antonio, Texas for approximately $16.9 million, of which $12.8 million was funded through the use of a construction loan. This center is consolidated in the results of the Company. Through its joint venture, the Company intends to redevelop the shopping center.
Common Share Repurchase Program:
During the second quarter of 2007, the Company’s Board of Directors authorized a common share repurchase program. Under the terms of the program, the Company may purchase up to a maximum value of $500 million of its common shares during the next two years. Through February 11, 2008, the Company repurchased 5.6 million of its common shares in open market transactions at an aggregate cost of approximately $261.9 million, which reflects a weighted-average price per share of $46.66.
Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated shopping center projects under construction:

			Estimated
		Expected	Initial
	Owned	Net Cost	Anchor
Location	GLA	($Millions)	Opening *	Description
Ukiah (Mendocino), ** California	409,900	$101.4	1H 10	Community Center
Miami (Homestead), Florida	275,839	74.9	2H 08	Community Center
Miami, Florida	400,685	142.6	2H 06	Mixed Use
Tampa (Brandon), Florida	241,700	55.5	2H 09	Community Center
Tampa (Wesley Chapel), Florida	73,360	13.7	2H 09	Community Center
Boise (Nampa), Idaho	450,855	123.1	2H 07	Community Center
Boston, Massachusetts (Seabrook, New Hampshire)	210,180	50.1	2H 09	Community Center
Elmira (Horseheads), New York	350,987	53.0	1H 07	Community Center
Raleigh (Apex), North Carolina (Promenade)	81,780	17.9	2H 09	Community Center
Raleigh (Apex), North Carolina (Beaver Creek Crossing, Phase II)	162,270	50.8	2H 10	Community Center
Austin (Kyle), Texas **	325,005	60.0	2H 09	Community Center

Total	2,982,561	$743.0

*	1H = First Half, 2H = Second Half

**	Consolidated 50% Joint Venture
At December 31, 2007, $411.3 million of costs were incurred in relation to the Company’s twelve development projects under construction.
In addition to these developments, the Company has identified several additional development opportunities reflecting an aggregate estimated cost of over $1 billion. While there are no assurances any of these projects will move forward, they provide a source of potential development projects over the next several years. As of December 31, 2007, the projected unleveraged GAAP return on the Company’s aggregate development and redevelopment pipeline is approximately 10%.
Unconsolidated Joint Venture Development:
The Company’s joint ventures have the following shopping center projects under construction. At December 31, 2007, $236.0 million of costs had been incurred in relation to these development projects.

	DDR’s			Estimated
	Effective		Expected	Initial
	Ownership	Owned	Net Cost	Anchor
Location	Percentage	GLA	($Millions)	Opening*	Description
Kansas City (Merriam), Kansas	20.0%	202,116	$46.8	2H 08	Community Center
Detroit (Bloomfield Hills), Michigan	10.0%	882,197	192.5	2H 09	Lifestyle Center
Dallas (Allen), Texas	10.0%	797,665	171.2	1H 08	Lifestyle Center
Manaus, Brazil	47.2%	477,630	82.6	1H 09	Enclosed Mall

Total		2,359,608	$493.1

*	1H = First Half, 2H = Second Half

Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:
The Company is currently expanding/redeveloping the following shopping centers at a projected aggregate net cost of approximately $152.5 million. At December 31, 2007, approximately $89 million of costs had been incurred in relation to these projects.

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior anchors
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Olean, New York	Wal-Mart expansion and tenant relocation
Fayetteville, North Carolina	Redevelop 18,000 sf of small shop space and construct an outparcel building
Akron (Stow), Ohio	Redevelop former K-Mart space and develop new outparcels
Dayton (Huber Heights), Ohio	Construct 45,000 sf junior anchor
Unconsolidated Joint Venture Redevelopments and Expansions:
The Company’s joint ventures are currently expanding/redeveloping the following shopping centers at a projected net cost of $461.6 million, which includes certain initial acquisition costs. At December 31, 2007, approximately $391.2 million of costs had been incurred in relation to these projects. The following is a summary of these joint venture redevelopment and expansion projects:

	DDR’s
	Effective
	Ownership
Property	Percentage	Description
Buena Park, California	20.0%	Large-scale redevelopment of enclosed mall to open-air format
Los Angeles Lancaster), California	21.0%	Relocate Wal-Mart and redevelop former Wal-Mart space
Chicago (Deer Park), Illinois	25.75%	Retenant former retail shop space with junior anchor and construct 13,500 sf multi-tenant outparcel building
Benton Harbor, Michigan	20.0%	Construct 89,000 sf of anchor space and retail shops
Kansas City, Missouri	20.0%	Relocate retail shops and retenant former retail shop space
Cincinnati, Ohio	18.0%	Redevelop former JCPenney space
Financing:
In December 2007, the Company amended its revolving credit facilities to increase its borrowing capacity by $65 million to $1.325 billion, to permit borrowings in Canadian dollars and to amend certain covenants in a manner that provides greater financial flexibility. Borrowings under this facility are at LIBOR plus 60 basis points.
The Company also amended its term loan agreement with Key Bank to increase the aggregate commitment amount from $550 million to $800 million, to provide additional collateral to support the increased commitment, to amend certain covenants in a manner that provides greater financial flexibility and to admit certain banks as lenders. Borrowings under this facility are LIBOR plus 70 basis points.
In December 2007, the Company’s joint venture that holds the assets formerly occupied by Service Merchandise exercised a one-year extension on its existing loan to January 2009. All terms of the loan remain the same and include two additional one-year extension options.

The Company also obtained $60 million of tax-exempt financing for its Gulfport, Mississippi development project. The proceeds associated with this financing are included in restricted cash.
Developers Diversified currently owns and manages over 740 retail operating and development properties in 45 states, plus Puerto Rico, Brazil, Russia and Canada, totaling approximately 163 million square feet. Developers Diversified Realty is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Web site which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form 10-K as of December 31, 2006.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Minimum rents (A)	$160,450	$133,125	$644,286	$530,510
Percentage and overage rents (A)	5,130	5,548	10,694	10,794
Recoveries from tenants	51,967	44,203	205,664	169,313
Ancillary and other property income	5,551	6,085	19,642	19,556
Management, development and other fee income	15,934	8,973	50,840	30,294
Other (B)	161	5,631	13,725	14,857

	239,193	203,565	944,851	775,324

Expenses:
Operating and maintenance	37,982	29,280	133,334	107,208
Real estate taxes	26,114	23,456	108,977	89,895
General and administrative (C)	20,940	14,873	81,244	60,679
Depreciation and amortization	55,957	46,867	219,101	182,007

	140,993	114,476	542,656	439,789

Other income (expense):
Interest income	1,057	1,510	8,808	9,053
Interest expense	(64,680)	(54,227)	(261,318)	(208,512)
Other expense (D)	(2,344)	(910)	(3,019)	(446)

	(65,967)	(53,627)	(255,529)	(199,905)

Income before equity in net income of joint ventures, minority equity interests, income tax benefit of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate	32,233	35,462	146,666	135,630
Equity in net income of joint ventures (E)	9,343	7,381	43,229	30,337
Minority equity interests (F)	(2,094)	(1,949)	(17,783)	(8,453)
Income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes (G)	(645)	(193)	14,642	2,497

Income from continuing operations	38,837	40,701	186,754	160,011
(Loss) income from discontinued operations (H)	(1,183)	10,389	20,442	21,230

Income before gain on disposition of real estate	37,654	51,090	207,196	181,241
Gain on disposition of real estate, net of tax	5,137	10,899	68,851	72,023

Net income	$42,791	$61,989	$276,047	$253,264

Net income, applicable to common shareholders	$32,224	$48,197	$225,113	$198,095

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$32,224	$48,197	$225,113	$198,095
Depreciation and amortization of real estate investments	53,577	47,377	214,396	185,449
Equity in net income of joint ventures (E)	(9,343)	(7,381)	(43,229)	(30,337)
Joint ventures’ FFO (E)	21,949	11,510	84,423	44,473
Minority equity interests (OP Units) (F)	569	515	2,275	2,116
Loss (gain) on disposition of depreciable real estate	1,057	(10,118)	(17,956)	(21,987)

FFO applicable to common shareholders	100,033	90,100	465,022	377,809
Preferred dividends	10,567	13,792	50,934	55,169

FFO	$110,600	$103,892	$515,956	$432,978

Per share data:
Earnings per common share
Basic	$0.27	$0.44	$1.86	$1.82

Diluted	$0.27	$0.44	$1.85	$1.81

Dividends Declared	$0.66	$0.59	$2.64	$2.36

Funds From Operations — Basic (I)	$0.82	$0.82	$3.80	$3.43

Funds From Operations — Diluted (I)	$0.82	$0.82	$3.79	$3.41

Basic — average shares outstanding (I)	120,786	108,638	120,879	109,002

Diluted — average shares outstanding (I)	121,103	109,308	121,497	109,613

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Increases in base and percentage rental revenues for the year ended December 31, 2007, as compared to 2006, aggregated $117.3 million consisting of $7.0 million related to leasing of core portfolio properties (an increase of 1.5% from 2006), $113.0 million from the acquisition of assets and the merger with IRRETI, $7.3 million related to developments and redevelopments and $1.6 million from an increase in occupancy at the business centers. These amounts were offset by a decrease of $11.6 million due to the disposition of properties in 2006 and 2007. Included in the rental revenues for years ended December 31, 2007 and 2006, is approximately $12.1 million and $16.0 million, respectively, of revenue resulting from the recognition of straight-line rents.
(B)	Other income for the three-month periods and years ended December 31, 2007 and 2006 was comprised of the following (in millions):

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
Acquisition fees	$0.1	$—	$6.4	$—
Lease termination fees	0.1	5.6	5.0	14.0
Financings fees	—	—	1.5	0.4
Other miscellaneous	—	—	0.8	0.5

	$0.2	$5.6	$13.7	$14.9

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the years ended December 31, 2007 and 2006, general and administrative expenses were approximately 4.5% and 4.8%, respectively, of total revenues, including joint venture revenues. For the year ended December 31, 2007, the Company recorded a charge of approximately $4.1 million to general and administrative expense in connection with the former president’s departure as an executive officer. Excluding this charge, general and administrative expenses were 4.3% of total revenues for the year ended December 31, 2007. In addition, the Company incurred certain one time integration costs in connection with the IRRETI acquisition that aggregated approximately $2.8 million for the year ended December 31, 2007.
(D)	Other income/expense primarily relates to abandoned acquisition and development project costs, litigation costs, formation costs primarily associated with the Company’s joint venture with ECE and other non-recurring income and expenses. In 2006, the Company received proceeds of approximately $1.3 million from a litigation settlement.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(E)	The following is a summary of the combined operating results of the Company’s joint ventures:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
Revenues from operations (a)	$237,654	$122,360	$812,630	$429,190

Operating expense	84,547	44,807	272,277	145,893
Depreciation and amortization of real estate investments	57,825	22,181	193,032	81,262
Interest expense	79,543	35,213	269,405	129,000

	221,915	102,201	734,714	356,155

Income from operations before tax expense, gain on disposition of real estate and discontinued operations	15,739	20,159	77,916	73,035
Income tax benefit (expense)	2,664	(1,176)	(4,839)	(1,176)
Gain on disposition of real estate	1,399	161	94,386	398
Income (loss) from discontinued operations, net of tax	75	(780)	(784)	24
(Loss) gain on disposition of discontinued operations, net of tax	(12)	433	2,516	20,343

Net income	$19,865	$18,797	$169,195	$92,624

DDR ownership interests (b)	$10,017	$6,171	$44,537	$28,530

FFO from joint ventures are summarized as follows:
Net income	$19,865	$18,797	$169,195	$92,624
Loss (gain) on disposition of real estate, including discontinued operations	228	(576)	(91,111)	(22,013)
Depreciation and amortization of real estate investments	57,919	22,507	193,437	83,017

	$78,012	$40,728	$271,521	$153,628

DDR ownership interests (b)	$21,949	$11,510	$84,423	$44,473

DDR joint venture distributions received, net (c)	$17,323	$25,240	$97,104	$74,090

(a)	Revenues for the three-month periods ended December 31, 2007 and 2006 included approximately $2.7 million and $1.3 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share is $0.4 million and $0.2 million, respectively. Revenues for the years ended December 31, 2007 and 2006 included approximately $9.3 million and $5.1 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share is $1.4 million and $0.9 million, respectively.

(b)	The Company’s share of joint venture net income decreased by $0.6 million and increased by $1.2 million for the three-month periods ended December 31, 2007 and 2006, respectively. The Company’s share of joint venture net income decreased by $1.2 million and increased by $1.6 million for the years ended December 31, 2007 and 2006, respectively. These adjustments reflect basis differences impacting amortization and depreciation and gain on dispositions. During the year ended December 31, 2007, the Company received $14.3 million of promoted income, of which $13.6 million related to the sale of assets from the DDR Markaz Joint Venture which is included in the Company’s proportionate share of net income and FFO.

At December 31, 2007 and 2006, the Company owned joint venture interests, excluding consolidated joint ventures, in 274 and 117 shopping center properties, respectively. In addition, at December 31, 2007 and 2006, the Company owned 44 and 50 shopping center sites formerly owned by Service Merchandise, respectively, through its 20% owned joint venture with Coventry II.

(c)	Distributions may include funds received from asset sales and refinancings in addition to ongoing operating distributions.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(F)	Minority equity interests are comprised of the following:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
Minority interests	$1,525	$1,434	$5,818	$6,337
Operating partnership units	569	515	2,275	2,116
Preferred operating partnership units	—	—	9,690	—

	$2,094	$1,949	$17,783	$8,453

The preferred operating partnership units were redeemed in June 2007.

(G)	During the first quarter of 2007, the Company released to income approximately $15.0 million of previously established valuation allowances against certain deferred tax assets as management had determined, due to several factors, that it is more likely than not that the deferred tax asset will be realized. The release was primarily due to the Company’s increased use of its taxable REIT subsidiaries relating to its merchant building program.

(H)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
Revenues	$116	$12,006	$28,839	$49,402

Expenses:
Operating	79	3,588	8,206	13,407
Interest, net	38	3,216	7,176	14,295
Depreciation	118	2,695	5,274	11,521

Total expenses	235	9,499	20,656	39,223

(Loss) income before (loss) gain on disposition of real estate	(119)	2,507	8,183	10,179
(Loss) gain on disposition of real estate	(1,064)	7,882	12,259	11,051

Net (loss) income	$(1,183)	$10,389	$20,442	$21,230

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of approximately 0.9 million Operating Partnership Units (OP Units) outstanding at December 31, 2007 and 2006, into 0.9 million common shares of the Company for both of the three-month periods ended December 31, 2007 and 2006, and 0.9 million and 1.0 million for the years ended December 31, 2007 and 2006, respectively, on the weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 122.5 million and 110.4 million for the three-month periods ended December 31, 2007 and 2006, respectively, and 122.7 and 110.8 million for the years ended December 31, 2007 and 2006, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	December 31,	December 31,
	2007(A)	2006(A)
Assets:
Real estate and rental property:
Land	$2,142,942	$1,768,702
Buildings	5,933,890	5,023,665
Fixtures and tenant improvements	237,117	196,275

	8,313,949	6,988,642
Less: Accumulated depreciation	(1,024,048)	(861,266)

	7,289,901	6,127,376
Construction in progress	664,926	453,493
Assets held for sale	5,796	5,324

Real estate, net	7,960,623	6,586,193
Investments in and advances to joint ventures	638,111	291,685
Cash	49,547	28,378
Restricted cash	58,958	—
Notes receivable	18,557	18,161
Receivables, including straight-line rent, net	199,354	152,161
Other assets, net	164,666	103,175

	$9,089,816	$7,179,753

Liabilities:
Indebtedness:
Revolving credit facilities	$709,459	$297,500
Unsecured debt	2,622,219	2,218,020
Mortgage and other secured debt	2,259,336	1,733,292

	5,591,014	4,248,812
Dividends payable	85,851	71,269
Other liabilities	285,245	241,556

	5,962,110	4,561,637
Minority interests	128,881	121,933
Shareholders’ equity	2,998,825	2,496,183

	$9,089,816	$7,179,753

(A)	Amounts include the consolidation of Mervyns, a 50% owned joint venture, which includes $405.8 million of real estate assets at December 31, 2007 and 2006, $258.5 million of mortgage debt at December 31, 2007 and 2006, and $74.6 million and $77.6 million of minority interest at December 31, 2007 and 2006, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	December 31,	December 31,
	2007	2006
Land	$2,384,069	$933,916
Buildings	6,253,167	2,788,863
Fixtures and tenant improvements	101,115	59,166

	8,738,351	3,781,945
Less: Accumulated depreciation	(412,806)	(247,012)

	8,325,545	3,534,933
Construction in progress	207,387	157,762

Real estate, net	8,532,932	3,692,695
Receivables, including straight-line rent, net	124,540	75,024
Leasehold interests	13,927	15,195
Other assets	365,925	132,984

	$9,037,324	$3,915,898

Mortgage debt (a)	$5,551,839	$2,495,080
Notes and accrued interest payable to DDR	8,492	4,960
Other liabilities	201,083	94,648

	5,761,414	2,594,688
Accumulated equity	3,275,910	1,321,210

	$9,037,324	$3,915,898

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,034.1 million and $525.6 million at December 31, 2007 and 2006, respectively.